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BroadVision Contact:

Peter Chu

Investor Relations

(650) 295-0716 x7177

Ir1@broadvision.com

BroadVision Announces Third Quarter 2016 Results

REDWOOD CITY, CA — November 9, 2016 — BroadVision, Inc. (NASDAQ: BVSN), a leading provider of e-business and engagement management solutions, today reported financial results for its third quarter ended September 30, 2016. Revenues for the third quarter were $2.0 million, compared with revenues of $1.9 million for the second quarter ended June 30, 2016 and $2.1 million for the comparable quarter of 2015.

License revenue for the third quarter of 2016 was $1.1 million, compared with $1.0 million  for the prior quarter and $1.0 million for the comparable quarter of 2015. The majority of the third quarter license and subscription revenue was generated from the Company's BroadVision® Business Agility Suite™, Commerce Agility Suite™, QuickSilver™, and Clearvale® solutions. Revenue during the quarter was generated from sales to both new and existing customers.

In the third quarter of 2016, BroadVision posted net loss on a U.S. Generally Accepted Accounting Principles (“GAAP”) basis of $2.4 million, or $0.50 per basic and diluted share, as compared with GAAP net loss of $2.6 million, or $0.53 per basic and diluted share, for the second quarter of 2016 and GAAP net loss of $2.1 million, or $0.42 per basic and diluted share, for the comparable quarter of 2015.

As of September 30, 2016, the Company had $21.8 million of cash and cash equivalents and short-term investments, compared to a combined balance of $25.0 million as of June 30, 2016 and $32.2 million as of September 30, 2015.

“The Vmoso Keystone Release in September has reinforced and enhanced Vmoso’s positioning as a platform for enterprise digital transformation. This has provided a major catalyst to our development of key partnerships around the world, and our targeting of new lighthouse accounts,” said Dr. Pehong Chen President, and CEO of BroadVision. “In a rapidly-

developing market, Vmoso alone provides a comprehensive digital workplace that manages and organizes a company’s collective knowledge, clearly differentiating it from communication solutions such as Workplace by Facebook and Slack."

Conference Call Information

BroadVision management will host a conference call today, Wednesday, November 9, 2016, at 2:00PM Pacific Standard Time (PST). The conference call may be accessed by dialing: 1-888-771-4371, with pin code 43688649. Callers outside North America should call +1-847-585-4405 to be connected. These numbers can be accessed 15 minutes before the call begins, as well as during the call. Afterwards, an audio recording of the call will also be available on the Company’s website at www.BroadVision.com.

About BroadVision

Driving innovation since 1993, BroadVision (NASDAQ: BVSN) provides e-business solutions that enable the enterprise and its employees, partners, and customers to stay actively engaged, socially connected, and universally organized to achieve greater business results.    BroadVision® solutions—including Vmoso for virtual, mobile, and social business collaboration, and Clearvale for enterprise social networking—are available globally in the cloud via the Web and mobile applications. Visit www.BroadVision.com for more details.

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BroadVision, Business Agility Suite, Commerce Agility Suite, QuickSilver, and Clearvale are trademarks or registered trademarks of BroadVision, Inc. in the United States and other countries. All other company names, product names, and marks are the property of their respective owners.

Information Concerning Forward-Looking Statements

Information in this release that involves expectations, beliefs, hopes, plans, intentions or strategies regarding the future, including statements regarding BroadVision’s ability to enhance customers’ businesses, develop key partnerships around the world, target new lighthouse accounts and differentiate itself from competing solutions, the rapid pace of market development and the ability of the Vmoso platform to transform digital enterprise operations, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, which involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. These risks and uncertainties include without limitation uncertainty regarding market acceptance of BroadVision’s products and services, BroadVision’s ability to sell Vmoso to its existing customers and new customers, BroadVision’s ability to provide reliable, scalable and cost-efficient Cloud-based offerings, BroadVision’s ability to effectively compete in its intensely competitive market and respond effectively to rapidly changing technology, evolving industry standards and changing customer needs, requirements or preferences, and the other risks set forth in BroadVision’s most recent annual report on Form 10-K, as amended, and subsequent reports filed with the Securities and Exchange Commission. All forward-looking statements included in this release are based upon information available to BroadVision as of the date of this release, and BroadVision assumes no obligation to update or correct any such forward-looking statements except as required by law. These statements are not guarantees of future performance and actual results could differ materially from BroadVision's current expectations.

BROADVISION, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30,	December 31,
	2016	2015
ASSETS	(unaudited)
Current assets:
Cash, cash equivalents and short-term investments	$21,816	$29,131
Other current assets	2,136	2,849
Total current assets	23,952	31,980
Other non-current assets	219	230
Total assets	$24,171	$32,210
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$4,418	$5,783
Other non-current liabilities	783	918
Total liabilities	5,201	6,701
Total stockholders' equity	18,970	25,509
Total liabilities and stockholders' equity	$24,171	$32,210

BROADVISION, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Revenues:
Software licenses	$1,051	$1,035	$3,080	$3,231
Services	900	1,047	2,802	3,534
Total revenues	1,951	2,082	5,882	6,765
Cost of revenues:
Cost of software revenues	52	36	133	121
Cost of services	840	662	2,419	2,196
Total cost of revenues	892	698	2,552	2,317
Gross profit	1,059	1,384	3,330	4,448
Operating expenses:
Research and development	1,743	1,752	5,189	5,407
Sales and marketing	928	1,237	3,179	3,682
General and administrative	875	858	2,824	2,612
Total operating expenses	3,546	3,847	11,192	11,701
Operating loss	(2,487)	(2,463)	(7,862)	(7,253)
Other income (expense), net	57	399	811	(846)
Loss before provision for income taxes	(2,430)	(2,064)	(7,051)	(8,099)
Provision for income taxes	(12)	(3)	(45)	(19)
Net loss	$(2,442)	(2,067)	(7,096)	(8,118)
Earnings per share, basic and diluted:
Basic and diluted loss per share	$(0.50)	$(0.42)	$(1.44)	$(1.67)
Shares used in computing:
Weighted average shares-basic and diluted	4,928	4,865	4,913	4,849